Exhibit 10.2

EAGLE MATERIALS INC.

CEMENT COMPANIES

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2015

1.	Purpose

The purpose of the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2015 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of each Cement company subsidiary as well as individual performance; and (ii) aligns the interest of participants with those of the shareholders of Eagle Materials Inc. (“Eagle”). The Plan is adopted by the Compensation Committee of the Board of Directors (the “Committee”) under the structure of Eagle Materials Inc. Amended and Restated Incentive Plan (the “Incentive Plan”) and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Incentive Plan. The Plan shall be in effect for the fiscal year ending March 31, 2015.

2.	Bonus Pool

To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of operating earnings of each of the cement companies of Eagle Materials Inc. The actual percentage may vary from year to year.

For Fiscal Year 2015, the bonus pool for each subsidiary cement company will be equal to 2.25% of each Cement company’s operating earnings.

Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.

The Committee hereby delegates to the CEO of Eagle all its duties and authorities to grant awards under the Plan except that the Committee shall retain all authority with respect to awards to the Eagle EVP-Cement.

3.	Eligibility

The Eagle EVP-Cement/Aggregates and Concrete, the subsidiary cement company Presidents, and his/her direct reports will be participants in the Plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary cement company Presidents, subject to the approval of the Eagle EVP-Cement/Aggregates and Concrete and the Eagle CEO. The addition of new participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

A participant must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for the Cement Companies Long-Term Compensation Program, the Eagle Materials Long-Term Compensation Program and the Eagle Materials Special Situation Program.

4.	Allocation of Pool

The Eagle EVP-Cement/Aggregates and Concrete will be eligible for 20% - 25% of the total of all subsidiary cement pools which percentage shall be recommended by the CEO and shall be approved by the Committee. The subsidiary cement company Presidents will be eligible for 20% - 30% of the pool funded from their respective subsidiary company which percentage shall be recommended by the Eagle EVP-Cement/Aggregates and Concrete and approved by the Eagle CEO. The subsidiary cement company Presidents will recommend the distribution of the remainder of their subsidiary company pool. For each participant in the Plan, the maximum annual bonus award opportunity is represented by the percentage of the applicable pool assigned to such participant. The participants in the Plan and their percentage of the pool will require approval of the Eagle EVP-Cement/Aggregates and Concrete and Eagle Materials CEO (except for the Eagle EVP-Cement/Aggregates and Concrete and his percentage which shall be approved by the Committee) at the beginning of the fiscal year for which the bonus is being earned. For example:

% of Pool
Participant	Available
Eagle EVP-Cement/Aggregates and Concrete	20%
Company President	26%
Plant Manager	15%
Vice President, Sales	12%
Vice President, Finance	8%
Production Manager	7%
Maintenance Manager	7%
Others	5%

Total	100%

The subsidiary cement company President’s bonus opportunity shall be 50% specific, objective goals and 50% discretionary taking into consideration overall job performance and compliance with Eagle Materials Policies and Code of Ethics. All participants in the Plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary cement company Presidents will determine the objective and discretionary balance of bonus opportunities for the other participants in their companies, subject to approval by the Eagle EVP-Cement/Aggregates and Concrete and Eagle Materials CEO.

5.	Objective Criteria

At the beginning of the fiscal year goals and objectives shall be established for each participant.

Objective setting is essential to an effective incentive compensation plan and should be measurable and focus on areas that have meaningful impact on our operational performance. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.

In addition to consideration of the budget plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or established reference points or basis for determining performance.

To illustrate the need for the selection of an objective, the reference point and how performance deviation from the reference point is judged, take safety, for example. Let’s suppose a company plans 0 lost time accidents, which is reasonable to plan. If they have 1 lost time accident, is the performance a total failure, poor, fair or reasonable? If they have 2 lost time accidents, is the performance unacceptable, poor, fair or reasonable? From this information it would be difficult to assess their overall safety performance. We could give consideration to the number of incidents requiring doctor’s treatment. We could include an evaluation of worker’s compensation claims or dollars spent. As an alternative to these, we could use industry statistics available from an authoritative source such as MSHA or PCA which show accident frequency and severity ratio for comparable facilities. We could establish a mean or average as our reference point, based on accident frequency and severity, and agree to a bonus adjustment according to our percentile ranking with comparable industry.

Another example might be the case of a kiln chain system that is allowed to deteriorate. This would tend to lower thermal efficiency and clinker production rate, but could increase kiln available hours because we didn’t take the necessary down time to repair the chain system. A plan built on this premise might have TPH clinker production and BTU per ton statistics lower than historical performance but kiln up time shown as higher. Rather than using plan as the reference point for these criteria, we might use historical performance for TPH clinker, BTU/ton and a combination of historical and industry average for kiln up time. The intent would be to cause a focus on the issue of not deferring maintenance.

Because our basic products are commodities, the level of prices in a given market area is established by supply and demand over which local management has little influence. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium. Accordingly, one of the performance criteria might still be pricing, but this does not indicate that an overall bad or good market is itself a performance indicator of local management. For bonus purposes, they should neither be penalized nor rewarded for the general economic conditions.

Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivables and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.

Typical examples for consideration:

•	Sales

•	Volumes, tons

•	Mill nets

•	Gross Margins

•	Accuracy of monthly reprojections

•	Production costs

•	Terminal Expenses

•	Controlling capital projects

•	Safety

•	Housekeeping & Appearance

•	Production - Efficiency

•	Clinker tons per hour

•	Cement tons per hour

•	BTU’s per ton of clinker

•	% utilization on kiln

•	Productivity

•	Clinker tons per year

•	Cement tons per year

•	Overhead Cost

•	T & E

•	Bad debt expense

•	Working capital –

•	Reducing spare parts inventory

•	Receivables - stated as DSO

•	Inventory R&O, raw materials, fuel, payables or process

•	Quality –

•	Cement uniformity, specific product application

•	Clinker standard deviation

•	Long-term planning

•	Reserves

•	Environmental compliance

•	Maintenance - protection of assets

•	Personnel

•	Organization

•	Training

•	Replacement

•	Union relations

•	Other profits

•	Sale of surplus assets

•	Lease or rental income

6.	Measuring Performance

At the close of the fiscal year: (i) each subsidiary cement company President will review the overall performance of each participant in such subsidiary and each such participant’s achievement of the goals and objectives submitted at the beginning of the year and recommend to the Eagle EVP-Cement/Aggregates and Concrete distribution of the bonus pool to the participants; and (ii) the Eagle CEO will review the performance of the Eagle EVP-Cement/Aggregates and Concrete versus the objectives submitted at the beginning of the year and recommend to the Committee a distribution to the Eagle EVP-Cement/Aggregates and Concrete. Distribution of the bonus pool to all participants, other than the Eagle

EVP-Cement/Aggregates and Concrete, requires approval of both the Eagle EVP-Cement/Aggregates and Concrete and the Eagle CEO. Distributions to the Eagle EVP-Cement/Aggregates and Concrete requires the recommendation of the Eagle CEO and the approval of the Committee.

Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the “SSP”) at Corporate.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any participant to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.